b) 11   Computation of per share earnings 06/30/2000

                   Shaw International, Inc.
              Weighted Average Shares Outstanding
                       June 30, 2000
                                                                 --
Weighted Average Shares                                   5,230,000
                                                          ---------
Net Loss                                                  (2,925)
                                                          ---------
Net Loss Per Share                                         (0.0005)